Exhibit 10.1.3

Great Plains Energy Incorporated (Great Plains Energy)
Long-Term Incentive Plan

Awards Standards and Performance Criteria
Effective as of January 1, 2010

Objective

The purpose of the Great Plains Energy Long-Term Incentive Plan (“Plan”) is to encourage executives and other key employees to acquire a proprietary and vested interest in the growth and performance of Great Plains Energy (GPE); to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders; and to aid in the attraction and retention of the qualified individuals upon whom Great Plains Energy’s success largely depends.  The Plan provides competitive incentives for the achievement of increased shareholder value over a multi-year period.

Eligible employees include executives and other key employees of Great Plains Energy, Kansas City Power & Light (KCP&L), and KCP&L Greater Missouri Operations Company (GMO) (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.

Purpose

The Plan provides for the Committee to make awards under the Plan, and to administer the Plan for, and on behalf of, the Board of Directors.  This document sets out certain standards adopted by the Committee in determining the forms of awards, the terms (including performance criteria) of awards, and other administrative matters within the Committee’s authority under the Plan.

Target Awards

Award levels will be approved by the Committee and set forth as a percentage of the participant’s base salary at target.  Percentages will vary based on level of responsibility, market data, and internal comparisons.  Awards will be made in the form of a dollar amount which will then be converted to 25% in time-based restricted shares and the remaining 75% in performance shares, with the number of shares determined by the GPE stock closing price (Fair Market Value) three business days after filing of the next 10-K.

Performance Criteria

The performance share criteria, weightings, and percentage payouts for the performance share awards are listed in Appendix A.

Performance criteria are fixed for the duration of the performance period and will only be changed upon the approval of the Committee.

Payment and Awards

Time-based restricted stock will be payable in shares of GPE common stock unless otherwise determined by the Committee.  Dividends accrued on the shares will be reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (DRIP) and will also be paid in stock at the end of the period.  During the period, the restricted stock will be issued in the name of the participant; consequently, the participant will have the right to vote the restricted stock during the period.

Performance shares, as determined by the performance against the performance criteria at the end of the period, will be paid with a cash payment sufficient to satisfy withholding taxes, with the remainder of the payment in shares of GPE common stock, unless otherwise determined by the Committee.  Dividend equivalent units over the performance period will be figured on the final number of shares earned and will be paid in cash and considered as part of the cash withholding for tax purposes.

Approved awards will be payable by Great Plains Energy to each participant as soon as practicable after the end of the performance period; after the Committee has certified the performance against the performance criteria; and, generally, three business days after the filing of the 10-K.

In the event a participant ceases employment, please refer to the Long-Term Incentive Plan document for treatment of outstanding grants.

The company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured , and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives.  The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

Tax Withholding

The Company shall be authorized to withhold under the Plan the amount of withholding taxes due in respect of an award or payment thereunder and to take other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of taxes.  Such withholding will be deducted in cash from the value of any award.

Administration

The Plan provides that the Committee has the full power and authority to administer, and interpret the provisions of, the Plan.  The Committee has the power and authority to add, delete and modify the provisions of this document at any time.  This document does not replace or change the provisions or terms of the Plan; in the event of conflicts between this document and the Plan, the Plan is controlling.

Appendix A

2010 - 2012 Performance Plan Criteria

Objective	Weighting	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

1.FFO to Total Adjusted Debt1	33%	14.6%	17.1%	19.6%	22.1%

2.Relative Total Shareholder Return (TSR) versus EEI Index2	34%		See below

3.Equivalent Availability Factor (EAF)-Coal and Nuclear in 20123	33%	82.5%	84.8%	85.7%	86.6%

Note: the performance share measures have been established for compensation purposes only.  They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any other purpose.

1 Excludes Fair Market Value Debt Adjustment

2 Total Shareholder Return (TSR) is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2010-2012. At the end of the three-year measurement period, Great Plains Energy Incorporated (GPE) will assess its total shareholder return compared to the EEI index. Depending on how GPE ranks, the executive will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (% of Target)

75th and above	200%
60th to 74th	150%
40th to 59th	100%
25th to 39th	50%
24th and below	0

3 Based on planned outage days of:

KCP&L	174
GMO	232
Wolf Creek	54
Total	460 days